Exhibit 10.48

NON-EMPLOYEE DIRECTOR AWARD

GILEAD SCIENCES, INC.
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT
FOR NON-U.S. PARTICIPANTS

RECITALS

A.    The Board has adopted the Plan for the purpose of providing incentives to attract, retain and motivate eligible Employees, Directors and Consultants.
B.    Participant is to render valuable services to the Corporation as a non-employee Director, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's issuance of shares of Common Stock to Participant thereunder.
C.    All capitalized terms in this Agreement shall have the meaning assigned to them herein and in the attached Appendix A.
NOW, THEREFORE, the Corporation hereby awards Restricted Stock Units to Participant upon the following terms and conditions:
1.Grant of Restricted Stock Units. The Corporation hereby awards to Participant, as of the Award Date indicated below, Restricted Stock Units under the Plan. Each Restricted Stock Unit that vests hereunder will entitle Participant to receive one share of Common Stock on the specified issuance date for that unit. The number of Shares subject to the awarded Restricted Stock Units, the applicable vesting schedule for those Shares, the date or dates on which those vested Shares shall become issuable to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.
AWARD SUMMARY

Participant:	____________________________________
Award Date:	______________________, 20___
Number of Shares Subject to Award:	______________ Shares
Vesting Schedule:
The Shares shall vest upon the earlier of (i) Participant's completion of one (1) year of Continuous Service measured from the Award Date or (ii) the day immediately preceding the next regular annual stockholders meeting following the Award Date provided Participant remains in Continuous Service through such day (the earlier of (i) or (ii), the “Normal Vesting Date”). However, the Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 5 of this Agreement.

Issuance Schedule:
The Shares in which Participant vests on the Normal Vesting Date shall become issuable immediately upon vesting. In no event will the Shares in which Participant so vests be issued later than the later of (i) the close of the calendar year in which the Normal Vesting Date occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the Normal Vesting Date.

2.Transferability. Prior to actual receipt of the Shares which vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of Participant's death may be transferred pursuant to the provisions of Participant's will or the laws of inheritance.
3.Cessation of Service. Except as otherwise provided in Paragraph 5 below, should Participant cease Continuous Service for any reason prior to the Normal Vesting Date, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units. However, for purposes of this Agreement, Participant shall not be deemed to cease Continuous Service if Participant continues to serve the Corporation as a Director Emeritus immediately following his or her cessation of service as a Board member without an intervening break in Continuous Service.
4.Stockholder Rights and Dividend Equivalents.
(a)The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Corporation's collection of the applicable Withholding Taxes.
(b)Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities (other than Common Stock) or other property, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest hereunder, the phantom dividend equivalents so credited to those Shares in the book account shall vest and those vested dividend equivalents shall be distributed to Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution or in such other form as the Administrator deems appropriate under the circumstances) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate. However, each such distribution shall be subject to the Corporation's collection of the Withholding Taxes applicable to that distribution.
(c)Should Participant cease Continuous Service without vesting in one or more of the Shares subject to this Award (including any Shares which do not otherwise vest at that time after taking into account any applicable vesting acceleration provisions set forth in Paragraph 5 of this Agreement), then the phantom dividend equivalents credited to those unvested Shares shall be cancelled, and Participant shall thereupon cease to have any further right or entitlement to those cancelled amounts.

5.Change in Control.
(a)Should Participant remain in Continuous Service until the effective date of a Change in Control, then the Restricted Stock Units at the time subject to this Award will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration per Share shall be distributed to Participant at the same time as such shareholder payments, but such distribution to Participant shall in all events be completed no later than the later of (i) the close of the calendar year in which such Change in Control is effected or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the effective date of that Change in Control. The applicable Withholding Taxes with respect to such issuance shall be collected in accordance with Paragraph 7 of this Agreement.
(b)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
6.Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change. In making such adjustments, the Administrator shall take into account any amounts to be credited to Participant's book account under Paragraph 4(b) in connection with the transaction, and the determination of the Administrator shall be final, binding and conclusive. In the event of a Change in Control, the provisions of Paragraph 5 shall be controlling.
7.Issuance of Shares or Other Amounts.
(a)On each date on which one or more Shares are to be issued in accordance with the express provisions of this Agreement, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for those Shares and shall concurrently distribute to Participant any phantom dividend equivalents with respect to those Shares, subject in each instance to the Corporation's collection of the applicable Withholding Taxes.
(b)Regardless of any action the Corporation and/or any Related Entity take with respect to any or all Withholding Taxes related to Participant's participation in the Plan and legally applicable to Participant, Participant acknowledges that the ultimate liability for all Withholding Taxes is and remains Participant's responsibility and may exceed the amount actually withheld by the Corporation or any Related Entity. Participant further acknowledges that the Corporation and/or any Related Entity (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the issuance of Shares upon settlement of the Award, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or phantom dividend equivalents; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant's liability for

Withholding Taxes or achieve any particular tax result. Further, if Participant has become subject to Withholding Taxes in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Corporation and/or any Related Entity may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
(c)Until such time as the Corporation provides Participant with notice to the contrary, the Corporation shall collect, and Participant authorizes the Corporation to collect, the Withholding Taxes with respect to the issued Shares through an automatic Share Withholding Method pursuant to which the Corporation will withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes. Participant shall be notified (in writing or through the Corporation's electronic mail system) in the event the Corporation no longer intends to utilize the Share Withholding Method.
(d)Should any Shares become issuable under the Award at a time when the Share Withholding Method is no longer utilized, then the Withholding Taxes shall be collected from Participant through either of the following alternatives:
•Participant's delivery of his or her separate check payable to the Corporation in the amount of such Withholding Taxes or a wire transfer from Participant of sufficient funds to the Corporation to cover the amount of such Withholding Taxes, or
•the use of the proceeds from a next-day sale of the Shares issued or issuable to Participant, provided and only if (i) such a sale is permissible under the Corporation's trading policies governing the sale of Common Stock, (ii) Participant makes an irrevocable commitment, on or before the issuance date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
(e)If the Share Withholding Method is to be utilized for the collection of Withholding Taxes, then the Corporation shall withhold the number of otherwise issuable Shares necessary to satisfy the applicable Withholding Taxes based on the applicable minimum withholding amount or other applicable withholding rate. If the obligation for Withholding Taxes is satisfied by using the Share Withholding Method, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the Withholding Taxes due as a result of Participant's participation in the Plan. Participant shall pay to the Corporation and/or any Related Entity any amount of Withholding Taxes that the Corporation and/or any Related Entity may be required to withhold or account for as a result of Participant's participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant's obligations in connection with the Withholding Taxes.
(f)Except as otherwise provided in Paragraph 5, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in Shares. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

(g)Notwithstanding the above, the Corporation shall collect the Withholding Taxes with respect to the distributed phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.
8.Compliance with Laws and Regulations. The issuance of Shares pursuant to the Award shall be subject to compliance by the Corporation and Participant with all Applicable Laws relating thereto.
9.Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most current address then indicated for Participant on the Corporation's records or shall be delivered electronically to Participant through the Corporation's electronic mail system. All notices shall be deemed effective upon personal delivery or delivery through the Corporation's electronic mail system or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.
10.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, the legal representatives, heirs and legatees of Participant's estate.
11.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
12.Governing Law and Venue.
(a)The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State's conflict-of-laws rules.
(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the Northern District of California, and no other courts where the grant of the Restricted Stock Units is made and/or to be performed.
13.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.Waiver. Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or other Participants.

15.Acknowledgment of Nature of Plan and Award. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;
(b)the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Corporation;
(d)Participant's participation in the Plan is voluntary;
(e)the Award and the Shares subject to the Award are for future services and should not be considered as compensation for, or relating in any way to, past services for the Corporation (or any Related Entity);
(f)the Award and Participant's participation in the Plan will not be interpreted to form an employment relationship with the Corporation (or any Related Entity);
(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with any certainty;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant's Continuous Service by the Corporation (for any reason whatsoever, whether or not later found to be invalid or in breach of the terms of Participant's service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Corporation (or any Related Entity), waives his or her ability, if any, to bring any such claim, and releases the Corporation (or any Related Entity) from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(i)unless otherwise provided for in the Plan or by the Company in its discretion, the grant of Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to or assumed by another company nor to be exchanged, cashed out or substituted for in connection with any corporation transaction affecting the shares of the Company; and
(j)neither the Corporation nor any Related Entity shall be liable for any exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

16.No Advice Regarding Grant. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Participant's participation in the Plan or Participant's acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
17.Data Privacy.
(a)Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this Agreement and any other grant materials (“Data”) by and among, as applicable, the Corporation and any Related Entity for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.
(b)Participant understands that the Corporation and any Related Entity may hold certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor, for the exclusive purpose of implementing, administering and managing the Plan.
(c)Participant understands that Data may be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States, or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Participant's country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant's local human resources representative. Participant authorizes the Corporation, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant's participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant's local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later revokes his or her consent, Participant's service status with the Corporation or Related Entity will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Corporation would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Participant understands, however, that refusing or withdrawing Participant's consent may affect Participant's ability to participate in the Plan. For more information on the consequences of Participant's refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant's local human resources representative.

18.No Impairment of Rights. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or its stockholders to remove Participant from the Board at any time in accordance with the provisions of applicable law.
19.Plan Prospectus. The official prospectus for the Plan is attached if this Award is the first Restricted Stock Unit award made to Participant under the Plan. Participant may obtain an additional printed copy of the prospectus by contacting Stock Plan Services through the internet at stockplanservices@gilead.com.
20.Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery.
22.Participant Acceptance. Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Corporation or through a written acceptance delivered to the Corporation in a form satisfactory to the Corporation. In no event shall any Shares be issued under this Agreement in the absence of such acceptance.
23.Addendum. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant's country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.
24.Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on Participant's participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.

By:
Title:	SVP Human Resources

PARTICIPANT

By:

NON-EMPLOYEE DIRECTOR AWARD

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:
A.Addendum shall mean the addendum to this Agreement setting forth special terms and conditions for Participant's country.
B.Administrator shall mean the Compensation Committee of the Board in its capacity as administrator of the Plan.
C.Agreement shall mean this Restricted Stock Unit Issuance Agreement for Non-U.S. Participants.
D.Applicable Laws shall mean the legal requirements related to the Plan and the Award under applicable provisions of the federal securities laws, state corporate and securities laws, the Code, the rules of any applicable Stock Exchange on which the Common Stock is listed for trading, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
E.Award shall mean the award of Restricted Stock Units made to Participant pursuant to the terms of this Agreement.
F.Award Date shall mean the date the Restricted Stock Units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
G.Board shall mean the Corporation's Board of Directors.
H.Cause shall mean the termination of Participant's Continuous Service as a result of his or her (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Corporation; (ii) dishonesty, intentional misconduct, material breach of any fiduciary duty owed to the Corporation; (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (iv) reasons that are comparable to Cause under labor laws in the jurisdiction where Participant is providing service or the terms of Participant's service agreement, if any.
I.Change in Control shall mean a change in ownership or control of the Corporation effected through the consummation of any of the following transactions:
(i)a merger, consolidation or other reorganization approved by the Corporation's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction;

(ii)a sale, transfer or other disposition of all or substantially all of the Corporation's assets;
(iii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation's existing stockholders; or
(iv)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Corporation's incorporation or to create a holding company structure pursuant to which the Corporation becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to the formation of such entity.
J.    Code shall mean the U.S. Internal Revenue Code of 1986, as amended.
K.    Common Stock or Shares shall mean shares of the Corporation's common stock.
L.    Consultant shall mean any person, including an advisor, who is compensated by the Corporation or any Related Entity for services performed as a non-employee consultant; provided, however, that the term “Consultant” shall not include non-employee Directors serving in their capacity as Board members. The term “Consultant” shall include (i) a former Board member during his or her period of service as Director Emeritus immediately following his or her cessation of service as a Board member, without an intervening break in Continuous Service, or (ii) an individual serving as a member of the board of directors of a Related Entity.

M.    Continuous Service shall mean the performance of services for the Corporation or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, Director or Consultant. For purposes of this Agreement, Participant shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation or any Related Entity or (ii) the entity for which Participant is performing such services ceases to remain a Related Entity of the Corporation, even though Participant may subsequently continue to perform services for that entity. The Administrator shall have the exclusive discretion to determine when Participant ceases Continuous Service for purposes of this Award.
N.    Corporation shall mean Gilead Sciences, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Gilead Sciences, Inc. which shall by appropriate action adopt the Plan.
O.    Director shall mean a member of the Board.
P.    Employee shall mean any person who is in the employ of the Corporation (or any Related Entity), subject to the control and direction of the Corporation or Related Entity as to both the work to be performed and the manner and method of performance.
Q.    Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock (or the closing bid, if no sales were reported) on that date, as quoted on the Stock Exchange that is at the time serving as the primary trading market for the Common Stock; provided, however, that if there is no reported closing price or closing bid for that date, then the closing price or closing bid, as applicable, for the last trading date on which such closing price or closing bid was quoted shall be determinative of such Fair Market Value. The applicable quoted price shall be as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
R.    1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
S.    Normal Vesting Date shall mean the date (as set forth in Paragraph 1 of the Agreement) on which the Restricted Stock Units and the underlying Shares vest.
T.    Parent shall mean a “parent corporation,” whether now existing or hereafter established, as defined in Section 424(e) of the Code.
U.    Participant shall mean the person to whom the Award is made pursuant to the Agreement.
V.    Plan shall mean the Corporation's 2004 Equity Incentive Plan, as amended and restated from time to time.
W.    Related Entity shall mean (i) any Parent or Subsidiary of the Corporation and (ii) any corporation in an unbroken chain of corporations beginning with the Corporation and ending with the corporation in the chain for which Participant provides services as an Employee, Director or Consultant, provided each corporation in such chain owns securities representing at least twenty percent (20%) of the total outstanding voting power of the outstanding securities of another corporation or entity in such chain and there is a legitimate non-tax business purpose for making this Award to Participant.

X.    Restricted Stock Unit shall mean the Award in the form of a contractual right to receive Shares under this Agreement which will entitle Participant to receive one actual share of Common Stock per Restricted Stock Unit upon the satisfaction of the Continuous Service vesting requirements applicable to such Award.
Y.    Share Withholding Method shall mean an automatic Share withholding procedure pursuant to which the Corporation will withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of the applicable Withholding Taxes.
Z.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.
AA.    Subsidiary shall mean a “subsidiary corporation,” whether now existing or hereafter established, as defined in Section 424(f) of the Code.
BB.    Withholding Taxes shall mean any and all income taxes (including U.S. federal, state, and local tax and/or foreign income taxes) and the Participant portion of the federal, state, local and/or foreign employment taxes (including social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items) required to be withheld by the Corporation and/or the Related Entity in connection with any taxable or tax withholding event, as applicable, attributable to the Award or Participant's participation in the Plan.

NON-EMPLOYEE DIRECTOR AWARD

ADDENDUM
GILEAD SCIENCES, INC.
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT FOR NON-U.S. PARTICIPANTS
Terms and Conditions
This Addendum includes special terms and conditions that govern the Restricted Stock Units granted to Participant if Participant resides in the countries listed herein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Addendum is a part) and the Plan.
Notifications
This Addendum may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant's participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2013. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant's participation in the Plan because the information may be out of date at the time Participant vests in the Restricted Stock Units or sells Shares he or she acquires under the Plan.
In addition, the information is general in nature and may not apply to Participant's particular situation, and the Corporation is not in a position to assure Participant of any particular result. Accordingly, Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in Participant's country apply to his or her specific situation.
If Participant is a citizen or resident of another country, relocated to another country after the Award Date, or is considered a resident of another country for local law purposes, the information contained in this Addendum may not be applicable to him or her.
Belgium
No country-specific terms apply.
Malta
Terms and Conditions
Securities Law Warning. Participant acknowledges, understands and agrees that the Award, the Agreement, the Plan and all other materials Participant may receive regarding his or her participation in the Plan do not constitute advertising or an offering of securities in Malta and are deemed accepted by Participant only upon receipt of Participant's electronic or written acceptance in the United States. The issuance of the Shares under the Plan has not and will not be registered in Malta and, therefore, the Shares described in any Plan documents may not be offered or placed in public circulation in Malta.

Participant further acknowledges, understands and agrees that in no event will Shares acquired upon vesting or settlement of the Award be delivered to Participant in Malta; all Shares acquired upon vesting or settlement of the Award will be maintained on Participant's behalf in the United States.